Exhibit 99.15

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-4 of New Sally Holdings, Inc. (to be renamed Sally Beauty Holdings, Inc.) (the “Company”) as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

/s/ James G. Berges
Name: James G. Berges

October 10, 2006